May 19, 2004

Brad Simmons
President
4801 Woodway Drive
Suite #300E
Houston, TX 77056

Dear Mr. Simmons:

SUBJECT: ROCK ENERGY - PROJECT PARTICIPATION ELECTIONS

Regarding the category 1 projects as outlined in the "right of first refusal agreement" and discussed at various times over the past several weeks, attached is a table defining our election to participate in the Mississippi, Montana and Texas projects for 100% of the current Petrosearch drilling obligation. We have decided to decline participation in all North Dakota projects at the present time. Our acceptance of these projects is dependent on our mutual understanding of the prospect terms as described below.

Rock Energy will fund the total amount of $327,000 (per the attached table) to secure its rights under the "right of first refusal agreement. Payment will be made by check on Thursday May 27, 2004.

The balance of the required reimbursement, if any, (or repayment to Rock Energy if actual costs are found to be less than paid by Rock Energy) to Petrosearch to secure the 100% position will be paid by Rock to Petrosearch within 5 business days of verification by our accountants of the actual costs and obligations incurred by Petrosearch to-date. The amount of the reimbursement for each prospect will be pro-rated to reflect the fraction of 100% actually assigned to Rock Energy. At that time, Petrosearch will provide a fully executed assignment of all of Petrosearch's rights, title and interest in the subject prospect to Rock Energy. Further

     - Rocky Mountain, Big Sky and Pursuit - Rock Energy commits to take 100% of PetroSearch's drilling obligation (assuming PetroSearch has 100% working interest). In return, PetroSearch will receive a 1/3 of 100% back-in working interest. The back-in will occur at such time as Rock Energy has received net income equal to 100% of its investment. This payout is more completely described in the ROFR agreement. Further, PetroSearch will absorb all other burdens (e.g. OFA, Continental, etc.) above the royalty paid to the mineral owner according to the lease. To the extent that PetroSearch does not have 100% working interest, Rock Energy's commitment will be reduced proportionately.

- Page 2                                                            May 19, 2004


     * Buena Vista - Rock Energy commits to take 100% of PetroSearch's drilling obligation. Rock Energy will absorb 100% of the Bruxoil back-in. The PetroSearch back-in is 1/8th of 100% working interest at first payout and another 1/8th of 100% (total of 1/4 of 100%) at 300% of payout. Payout is based on net income to Rock Energy after the Bruxoil back-in, royalty, ORRI, production taxes and operating costs. That is, if all of the Rock Energy capital expenditure (including the front end load for the acreage to the estate) is $6MM, PetroSearch backs-in for 1/8th of 100% when Rock Energy has received $6MM of income and for another 1/8th of 100% when Rock Enengy has received a total of $18MM.

Please signify your receipt of this letter and confirm your earlier verbal agreement with the description of terms by signing below and returning to our offices at 10375 Richmond, Suite 2100, Houston, TX 77042-4143.


                                                  Sincerely

                                                  /s/ Rocky Emery

                                                  Rocky Emery
                                                  President




/s/ Brad Simmons                                   05/20/04
--------------------------------------------------------------------------------
Brad Simmons                                         Date
For PetroSearch Corporation



Attachments- 1 Table

cc: Dawn Richter

- Page 3                                                            May 19, 2004


                     SUBSIDIARIES for CATEGORY 1

                                          ACCEPTED BY ROCK ENERGY (see
                                                    comments)

                                          ----------------------------
                                Initial                    % Project
Name of Project    Location     Funding   Front End Cost   Commitment
----------------------------------------------------------------------

Guidance         North Dakota  $ 130,000  $             0           0%

Rocky Ridge      North Dakota  $  76,000  $             0           0%

OPES Petro       North Dakota  $  10,000  $             0           0%

Alliance         North Dakota  $  16,000  $             0           0%

Champion         North Dakota  $  34,000  $             0           0%

Heisman          North Dakota  $   5,000  $             0           0%

Buena Vista      Mississippi   $ 325,000             PAID         100%

Rocky Mountain     Montana     $ 136,000  $        20,000         100%

Big Sky            Montana     $  17,000  $        17,000         100%

Pursuit             Texas      $ 290,000  $       290,000         100%
----------------------------------------------------------------------

    TOTAL                      $ 739,000  $       327,000

                             PETROSEARCH CORPORATION
                          4801 WOODWAY DRIVE SUITE 300E
                              HOUSTON, TEXAS 77056
                      (281) 346-1873 / (832) 201-8416 FAX

                                   MEMORANDUM

MAY 20, 2004

TO:     ROCKY EMERY
        ROCK ENERGY PARTNERS, L.P.

FROM:   BRAD SIMMONS
        PRESIDENT

RE:     CLARIFICATION POINTS TO LETTER OF MAY 19, 2004


Dear Rocky.
We are very pleased with your decisions regarding future directions with Petrosearch. The letter of May 19, 2004 clearly outlines our discussions and modifications to the Right of First Refusal Agreement with respect to the prospects in Category I. There are some clarifications which were not covered in the letter which are identified below to further reflect out understandings and discussions. If there is any problem with any of these and they do not meet with your understandings then you are free to amend or rescind your letter accordingly. I personally believe that you will accept these clarifications as the way that they were discussed.

NORTH DAKOTA PROJECTS
---------------------

NOT A GLOBAL RELINQUISHMENT. The fact that you decline the participation and relinquish any rights in the four township areas within the proposed subsidiaries in the schedule in no way affects your right of first refusal regarding future areas within the Lodgepole trend which we may elect to develop.

DRILLING RIGHTS IN GUIDANCE. In addition, you still hold the right to participate in drilling 25% Working Interest within the four township area of Guidance Petrosearch by virtue of Participation Agreement and your previous participation - on a "drill or drop basis. Uncertain if this is in the same entity but I wanted to make this clear for your benefit.

ROCKY MOUNTAIN PETROSEARCH PROJECTS.
------------------------------------

In  addressing  the  issue  that  Petrosearch  absorbs  all  outside  burdens
(Continental, OFA, etc.) we agree to absorb all burdens except for the Rocky Mountain lease bank where applicable. Example:

CONTINENTAL FARMOUT TRACTS
There are two tracts (Section 31 and 16) which we intend to drill where the leases acquired from a lease bank managed by Rocky Mountain exploration require a 1/8 Working Interest carried through the tanks proportionate to their interest. This interest is reduced by the OFA back in after payout. In these two tracts, your 100% interest would be skewed / reduced by this fraction of interest described below, as Petrosearch will absorb the all of the differentials of Continental and OFA to whatever extent required:
SECTION 16 AND 31
     -    Rock  Pays  100%  of  acquisition,  drilling  and  completion  costs.
     - Rock receives approximately 96.25% Working Interest until payout as opposed to 100% Working Interest.
     - Rock receives 63.85% Working Interest after payout as opposed to 66.67% working Interest.
In the event that other complexities exist they will be described on a well by well basis as though they were individual prospects and your decisions as to participation commitment made accordingly.

ROCKY MOUNTAIN LEASE BANK TRACTS
In the event that we utilize acreage where these tracts are needed in order to test for Lodgepole reefs, there will be the same carry provisions as well as additional location payments - you will be able to decide on a well by well basis whether to participate or not, depending upon the burdens.

Other than the above complications, the phrase as written in your letter stands as correct.

BIG SKY PETROSEARCH (EOG) PROJECT
---------------------------------

There are continuing delay rental obligations payable to EOG for 75% of the rentals on the 60,000 acres under our farmout. June rentals are estimated to be approximately $70,000- which we owe 75% ($52,000 est.) and EOG pays 25%.

In addition, we intend to run geochem technology on the proposed drillsites - and possible other technology as we have discussed.

The initial well is due to be drilled before September 1st to meet the farmout requirements.

Should any of these matters change your view of a 100% participation in Big Sky we accept this revision to your letter.

PURSUIT PETROSEARCH PROJECT
---------------------------
There is a right by one former lease owner to possible participate in 5% Working Interest in the well - we have no idea whether they will exercise that right but you are made aware of it. Some of the first leases to expire will expire in April, 2005 but most seem to run for another year.

With the payment of the $290,000 or half of current acquisition costs, Rock's exclusive commitment to acquire and participate in 100% of the Pursuit Garwood prospect is granted for a period of thirty (30 days) from payment, and thereafter 100% working interest (or 95% in the event of the leaseowner participating) being 100% of Petrosearch's drilling obligations cannot be guaranteed. If the additional payment of $290,000 is made (reduced for 5% of the entire $580,000 in the event of outside leaseowner participation) within the thirty days Petrosearch will exclude any other participation offers extended to it by outside parties and assign a minimum 95% working interest to Rock.

BUENA VISTA PROJECT
-------------------
The back -in terms apply to each subsequent well in addition to the initial well with respect to the trigger of payout (Costs of subsequent wells on a well by well basis) for the l/8th back in and multiples of payout to go to 1/4 - in other words, subsequent wells do not revert back to the original Right of First Refusal Terms.

ASSIGNMENT OF PETROSEARCH RIGHTS CLARIFICATIONS
-----------------------------------------------
The way it is described in your letter - we would also be assigning our back in to you. To clarify, Petrosearch will assign 100% of our interests in the lease - subject to language reflecting our back in depending upon the project and amount.

In addition, in 100% Rock participation projects, upon assignment of the lease to Rock and reduction of back-in per this agreement - the right for Rock to return the interest to Petrosearch and Petrosearch have the obligation to reimburse Rock will no longer exist in those particular leases.

Finally, in the assignment Petrosearch will reserve the right that, in the event that the lease has not been drilled with 30 days remaining before termination, Petrosearch has the right but not the obligation, to re-acquire the lease from Rock and pursue it independently.

These are all points which have been discussed - and wanted to clarify that these terms, which were not defined in your letter, are your understand as well. Our acceptance of your letter is conditioned upon your understanding and acceptance of the clarifications. Please initial and fax back to me at 832-201-8416.
Yours truly,

/s/ Brad Simmons                                  /s/ Rocky V. Emery
Brad Simmons
President